EXHIBIT 99.1
FirstCash Reports Record First Quarter Results;
Announces Acquisitions and Openings Totaling 164 Stores;
Declares Quarterly Dividend of $0.25 per Share;
Increases 2019 Earnings Guidance
____________________________________________________________

Fort Worth, Texas (April 24, 2019) -- FirstCash, Inc. (the “Company”) (Nasdaq: FCFS), the leading international operator of more than 2,600 retail pawn stores in the U.S. and four countries in Latin America, today announced operating results, including earnings per share and store additions, for the three month period ended March 31, 2019. The Company also announced an increase in its 2019 earnings guidance at both the top and bottom ends of its previous range by $0.05 per share. Additionally, the Board of Directors declared a $0.25 per share quarterly cash dividend.

Mr. Rick Wessel, chief executive officer, stated, “We reported strong first quarter performance driven by record revenue growth in Latin America and continued improvements in U.S. operating margins. A total of 128 stores were acquired in the quarter, primarily in Latin America where the Company also opened a record 36 de novo stores in three countries. With the addition of these 164 stores, we now have approximately 20,000 employees in over 2,600 locations as we continue to lay a foundation for continued long-term revenue and earnings growth.”

This release contains adjusted earnings measures, which exclude merger and other acquisition expenses and certain non-cash foreign currency exchange gains and losses, which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended March 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2019	2018	2019	2018
Revenue	$467,604	$449,800	$467,604	$449,800
Net income	$42,655	$41,635	$42,521	$41,819
Diluted earnings per share	$0.98	$0.90	$0.97	$0.90
EBITDA (non-GAAP measure)	$76,883	$72,279	$76,692	$72,518
Weighted-average diluted shares	43,658	46,479	43,658	46,479

Earnings Highlights

•	Diluted earnings per share increased 9% on a GAAP basis in the first quarter of 2019 compared to the first quarter of 2018, while increasing 8% on a non-GAAP adjusted basis.

•
Net income for the first quarter of 2019 increased 2% compared to the first quarter of 2018 on both a GAAP and non-GAAP adjusted basis. EBITDA and adjusted EBITDA, which are non-GAAP financial measures, increased 6% in the first quarter of 2019 compared to the prior-year quarter.

•	For the trailing twelve months ended March 31, 2019, consolidated revenues totaled $1.8 billion, net income was $154 million and adjusted EBITDA, a non-GAAP financial measure, totaled $288 million.

•
Cash flow from operating activities for the trailing twelve months ended March 31, 2019 totaled $224 million, while adjusted free cash flow, a non-GAAP financial measure, was $186 million for the twelve months ended March 31, 2019.

•	Pre-tax profit margin for the first quarter of 2019 was 12.6% while the adjusted pre-tax profit margin, a non-GAAP financial measure, was 12.5%.

•	Items which impacted the comparability of year-over-year earnings per share for the first quarter of 2019 included the following:

◦	Further contraction in non-core consumer lending operations in 2019 negatively impacted earnings per share by approximately $0.03 for the quarter as compared to the same prior-year period.

◦
An increase in the effective tax rate to 27.5% for the first quarter of 2019, compared to 25.4% during the first quarter of 2018, negatively impacted comparative earnings per share by approximately $0.03.

◦
An increased step up in the level of administrative expenses in Latin America, due primarily to the extraordinary level of store growth over the past twelve months, negatively impacted comparable earnings per share by approximately $0.04. As additional acquisition synergies begin to be realized in the latter part of the year, the Company believes the growth rate in administrative expenses will moderate.

◦	The impact of a weaker Mexican peso in 2019 negatively impacted comparative dollar-denominated earnings per share by $0.01.

Acquisition and Store Opening Highlights

•
The Company completed four acquisitions during the first quarter of 2019, which added a total of 128 full-service pawn stores. The total purchase price of the acquisitions was $24 million which included 118 former Prendamex franchise locations in central and southern Mexico and 10 full format locations in Texas.

•	During the first quarter, the Company opened a record 36 new locations in Latin America, which included 24 stores in Mexico, 11 stores in Guatemala and one store in Colombia.

•	In total, the Company opened and acquired 164 store locations across four countries during the first quarter of 2019.

•
Over the twelve-month period ended March 31, 2019, the Company has added 469 locations, increasing its number of pawn stores 22%. Over 90% of the stores added in the last twelve months are located in Latin America.

•
As of March 31, 2019, the Company operated 2,630 stores, with 1,530 stores in Latin America, representing 58% of the total store base, and 1,100 stores in the U.S. The Latin American locations include 1,462 stores in Mexico, 50 stores in Guatemala, 13 stores in El Salvador and five stores in Colombia while the U.S. stores are located in 24 states and the District of Columbia.

•
In early April 2019, subsequent to quarter end, the Company completed three additional multi-store acquisitions adding a total of 18 stores, 10 of which are in Texas and eight in Mexico, which are not included in the first quarter totals above.

Note: Certain growth rates in “Latin America Operations” below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release and reconciled to the most comparable GAAP measures in the financial statements in this release. The average Mexican peso to U.S. dollar exchange rate for the three-month period ended March 31, 2019 was 19.2 pesos / dollar, an unfavorable change of 2% versus the comparable prior-year period.

Latin America Operations

•	Revenues for the first quarter of 2019 totaled a record $150 million, an increase of 22% on a U.S. dollar basis and 25% on a constant currency basis, as compared to the first quarter of 2018.

•
Core pawn revenues, which are composed of pawn fees and retail merchandise sales, increased 20% for the quarter on a U.S. dollar basis, driven by a 29% increase in pawn fees and a 16% increase in retail sales compared to the prior-year quarter. On a constant currency basis, core pawn revenues for the quarter increased 23% with pawn fees and retail merchandise sales increasing 32% and 19%, respectively, as compared to the prior-year quarter.

•
Segment pre-tax operating income for the quarter increased 19%, or 21% on a constant currency basis, compared to the first quarter of 2018, driven by increased store additions and increased same-store revenues.

•
Pre-tax segment margin for the first quarter of 2019 was 22% and consistent with the prior year despite the impacts of the significant acquisition activity last year and in the first quarter of 2019, the earnings drag from the increased pace of new store openings in 2019 and the discontinuance of non-core unsecured consumer lending products in Mexico in June of 2018.

•
Pawn loans outstanding totaled a record $112 million at March 31, 2019, an increase of 30% on a U.S. dollar translated basis and 38% on a constant currency basis versus the prior year. Same-store pawn loans at quarter end increased 3% on a U.S. dollar translated basis, while they increased 9% on a constant currency basis, compared to the same prior-year quarter.

•
Despite a 2% decline in the value of the Mexican peso compared to the prior-year quarter, same-store core pawn revenues increased 1% on a U.S. dollar translated basis, consisting of a 5% increase in same-store pawn fees and flat same-store retail sales compared to the prior-year quarter. On a constant currency basis, same-store core pawn revenues increased 4%, composed of an 8% increase in same-store pawn fees and a 3% increase in same-store retail sales compared to the prior-year quarter.

•	Segment retail margins increased to 37% in the first quarter, compared to 36% in the prior-year quarter, driven primarily by focused efforts on merchandise valuation and lending practices.

•
Inventories at March 31, 2019 increased $16 million to $83 million compared to $67 million a year ago. The increase was driven by the net addition of 425 pawn stores over the past twelve months and continued maturation of existing stores. As of March 31, 2019, inventories aged greater than one year remained extremely low at 1% and inventory turns in Latin America for the trailing twelve months ended March 31, 2019 remained strong at 3.8 times.

•
Total store operating expenses increased 27% for the quarter, or 30% on a constant currency basis, due primarily to store additions. Same-store operating expenses increased only 2% in the first quarter of 2019, or 4% on a constant currency basis.

U.S. Operations

•
Segment pre-tax operating income for the quarter increased 5% compared to the first quarter of 2018, driven primarily by increased pawn fees, retail margins and continued store-level expense reductions. The increase in the segment contribution was partially offset by an expected reduction in non-core consumer lending operating profits.

•
Segment pre-tax operating margin improved to 21% for the first quarter of 2019 as compared to 20% in the prior-year quarter primarily due to improved retail margins, pawn loan fees and operating efficiencies.

•
Total revenues for the first quarter were $318 million, a decrease of 3% compared to the first quarter of 2018, and included the expected impact of a 30% decline, or $5 million, in non-core consumer loan and credit services fees and a 23% decline, or $7 million, in non-core scrap jewelry sales. Core revenues from pawn fees and retail sales increased by 1%.

•
Net revenue (or gross profit) for the first quarter of 2019 increased 1%, despite the declines in non-core revenues. More importantly, net revenue from core pawn operations increased 3% compared to the prior-year quarter as a result of the continued improvements in retail sales margins and pawn yields as highlighted below.

•
Retail sales margin increased to 37% for the quarter compared to 35% in the prior-year quarter. The increase in margins has been driven primarily by optimizing loan-to-value ratios and reduced aged inventory levels in the legacy Cash America stores. Despite continued growth of online retailing in general, the Company’s retail sales, which are all store-generated, were flat compared to the first quarter of 2018 and same-store retail sales declined only 1% compared to the prior-year quarter.

•	Pawn fees increased 2% and same-store pawn fee revenues increased 1% in the first quarter compared to the prior-year quarter as pawn yields improved by 3% quarter-over-quarter.

•
Pawn loans outstanding at March 31, 2019 totaled $234 million, a decrease of 1% in total and 3% on a same-store basis. The decrease was partially due to the continued focus on increasing the volume of direct purchases of goods from customers in the legacy Cash America stores, which resulted in a 21% increase in the percentage of such direct purchase transactions for the quarter as compared to the prior-year quarter.

•
Inventories at March 31, 2019 declined $12 million, or 7%, to $175 million compared to $188 million a year ago, primarily from strategic reductions in overall inventory levels. As of March 31, 2019, U.S. inventories aged greater than one year were 4%, which was an improvement over the 5% aged level in the prior-year comparable quarter.

•
Inventory turns in the U.S. for the trailing twelve month period were 2.7 times, which represents the sixth sequential quarterly increase and compares to 2.5 times for the twelve month period ended March 31, 2018. Inventory turns in the U.S. are slower than in Latin America due to the larger jewelry component in the U.S. compared to a greater general merchandise inventory component in Latin America.

•
Total store operating expenses for the quarter were flat, while on a same-store basis they declined 1% in the first quarter of 2019, primarily due to continued efforts to realize purchasing synergies and optimize labor efficiencies.

Consumer Lending Contraction and Asset Impairments

•
As expected, U.S. consumer lending revenues declined $5 million in the first quarter, or 30%, compared to the same quarter a year ago as the Company continues to de-emphasize consumer lending operations in light of increasing regulatory constraints and internet-based competition, with plans for further contraction in the future.

•
As previously disclosed, the provisions of the Ohio Fairness in Lending Act (the “Ohio Act”) passed in 2018 are to become effective on April 26, 2019 and are expected to significantly impact the consumer loan industry in Ohio. Once the Ohio Act becomes effective, the Company will continue to look for opportunities to service customers seeking loans. Any services offered will likely result in reduced revenues in the Ohio locations compared to the prior year. While most of the Company’s Ohio stores also offer pawn products, the decrease or elimination of consumer lending revenue or other customer services could cause one-third or more of its Ohio stores to become unprofitable or inoperable. Further discussion of the projected results is provided in the “2019 Outlook” section of this release.

Cash Dividend and Stock Repurchases

•
The Board of Directors declared a $0.25 per share second quarter cash dividend on common shares outstanding, which will be paid on May 31, 2019 to stockholders of record as of May 15, 2019. Any future dividends are subject to approval by the Company’s Board of Directors.

•
During the first quarter, the Company repurchased 343,000 shares at an aggregate cost of $29 million and an average per share cost of $85.17, leaving $114 million available for future repurchases under the current share repurchase programs. Future share repurchases are subject to expected liquidity, debt covenant restrictions and other relevant factors.

•
Since the merger with Cash America in September 2016 and through the first quarter of 2019, the Company has repurchased a total of 5.3 million shares at an average repurchase price of $74.83 per share, resulting in an 11% reduction from the number of shares outstanding immediately following the merger.

Liquidity and Return Metrics

•
The Company generated $224 million of cash flow from operations and $186 million in adjusted free cash flow during the twelve months ended March 31, 2019 compared to $248 million of cash flow from operations and $259 million of adjusted free cash flow during the same prior-year period. Current period free cash flow includes the impact of accelerated store expansion activities, while the prior-year comparative amount included a $21 million cash inflow from a non-recurring tax refund related to the merger and larger than normal cash inflows related to the liquidation of excess inventories in the legacy Cash America stores.

•
The Company continues to maintain excellent liquidity ratios while funding share repurchases totaling $198 million, dividends of $41 million and acquisitions of $133 million during the trailing twelve months ended March 31, 2019. The net debt ratio, which is calculated using a non-GAAP financial measure, for the trailing twelve months ended March 31, 2019 was 1.8 to 1.

•
On January 1, 2019, the Financial Accounting Standards Board’s new lease accounting standard (“ASC 842”) became effective requiring lessees to recognize a liability for the present value of future minimum lease payments (the lease liability) and an asset representing its right to use the underlying leased property for the lease term (the right of use asset). The adoption of ASC 842 resulted in a $298 million right of use asset, an $85 million current lease liability and a $189 million non-current lease liability as of March 31, 2019. The adoption did not have a material impact to the consolidated statements of income, consolidated statements of cash flows or any of the Company's financial debt covenants.

•
Return on assets for the trailing twelve months ended March 31, 2019 was 7.3%, while return on tangible assets was 14.4% for the same period, which compared to 7.4% and 13.5% returns, respectively, for the comparable prior-year period. The return on assets for the trailing twelve months ended March 31, 2019 was negatively impacted by the first-time inclusion of the right of use asset, arising from the implementation of ASC 842, which was not included on the balance sheet prior to January 1, 2019. Return on tangible assets is a non-GAAP financial measure and is calculated by excluding goodwill, intangible assets, net and the right of use asset from the respective return calculations.

•
Return on equity was 11.5% for the trailing twelve months ended March 31, 2019, while return on tangible equity was 43.1%. This compares positively against returns of 10.4% and 28.5%, respectively, for the comparable prior-year period. Return on tangible equity is a non-GAAP financial measure and is calculated by excluding goodwill and intangible assets, net from the respective return calculations.

2019 Outlook

•	The Company is raising its full-year 2019 guidance for diluted earnings per share to be in a range of $3.80 to $4.00 compared to the previous guidance of $3.75 to $3.95.

•
The revised guidance range represents an increase of 8% to 13% over the prior-year adjusted earnings per share of $3.53. As described below, the guidance for 2019 includes the impact of an expected net reduction in earnings from U.S. unsecured consumer lending operations of approximately $0.25 to $0.30 per share, a forecast foreign currency drag of approximately $0.08 to $0.10 per share and a $0.04 to $0.07 per share impact from a higher blended effective income tax rate. Excluding these impacts at their midpoint estimates, estimated earnings per share in 2019 would increase in a range of 20% to 25% compared to 2018.

•	The estimate of expected earnings per share for 2019 includes the following assumptions:

◦
An anticipated earnings drag of approximately $0.25 to $0.30 per share during 2019 primarily due to the impact of the Ohio Act and further strategic reductions in consumer lending operations outside of Ohio. The Company is currently modeling total consumer lending revenues for 2019 to be in a range of $25 million to $31 million, which represents a 45% to 56% reduction compared to 2018 consumer lending revenues. Consumer lending operations are expected to contribute less than 2% of total revenue in 2019.

◦
Given recent currency volatility and the potential for further volatility, the Company continues to use an estimated average foreign currency exchange rate of 20.0 Mexican pesos / U.S. dollar for the remainder of 2019 compared to the average exchange rate of 19.2 Mexican pesos / U.S. dollar for 2018. The projected change in the exchange rate represents an earnings headwind of approximately $0.08 to $0.10 per share for 2019 when compared to 2018 results. Each full Mexican peso change in the exchange rate to the U.S. dollar represents approximately $0.10 to $0.12 per share of annualized earnings impact.

◦
An expected blended effective income tax rate of between 26.5% and 27.5% for 2019. This represents an increase over the 2018 effective rate of 26.1% (adjusted for the $1.5 million non-recurring tax benefit as a result of the Tax Act) due in part to the increasing share of earnings from Latin America, where corporate tax rates are higher, and an increase in certain non-deductible expenses resulting from the Tax Cuts and Jobs Act which combined represents an additional earnings headwind of approximately $0.04 to $0.07 per share as compared to 2018 results.

◦
Plans to open approximately 80 to 85 new full-service pawn stores in 2019 in Latin America, which includes targeted openings of 55 to 60 stores in Mexico and approximately 15 stores in Guatemala and 10 stores in Colombia. The Company is on target to open at least 30 full service pawn stores during the second quarter. The increased number of projected store openings in 2019 combined with the first half frontloading of new store openings will cause an expected additional drag to earnings of approximately $0.02 to $0.03 per share compared to last year. The Company expects to complete additional acquisitions in 2019, primarily in Latin America, which are not reflected in the guidance

◦	The Company expects to continue repurchasing shares in 2019, with a targeted shareholder payout ratio, which includes share repurchases and dividends, of approximately 100% of net income.

Additional Commentary and Analysis

Mr. Wessel further commented, “We are very pleased with the first quarter results highlighted by strong revenue and earnings growth in Latin America. Pawn receivables, a leading indicator of future revenue growth, increased an impressive 30% on a U.S. dollar basis and 38% on a local currency basis due to the store growth and strong same-store increases. On a same-store basis, pawn receivables grew 3% in U.S. dollars and 9% in local currency, representing a rapid rebound from slower growth rates experienced in the middle of 2018 due primarily to what we believe were macro factors related to the 2018 election cycle in Mexico.

“We now operate over 1,500 stores in four countries in Latin America, having grown the Latin America pawn store base by 38% over the past twelve months through a combination of acquisitions and new store openings in three countries. We believe there is meaningful long-term revenue and earnings upside in both the new and acquired stores.

“All of the stores acquired to date have been fully migrated onto the FirstPawn IT platform. While most of the Prendamex stores acquired over the past year are smaller footprint locations, we believe over time these stores have the opportunity to increase retail sales and margins through our superior point of sale system and other retail strategies. Additionally, as we look at the entire Latin American marketplace, we are optimistic about the potential for additional acquisitions.

“We are also excited about the increased pace of de novo, or new store, openings this year in Latin America. Last year, we opened 52 stores over the entire year. Our first quarter openings this year totaled 36 locations alone, and with 30 stores expected to open in the second quarter, we believe we are on track to open 80 to 85 locations for the full year. Our strategy is to front load the store openings this year to get them established before the fourth quarter holiday season and minimize distractions to our existing operations during our busiest season of the year.

“As expected, our U.S. operating results continue to improve as well, highlighted by growth in segment earnings despite expected declines in non-core consumer lending earnings. This marks the second sequential quarter we have posted an increase in same-store pawn fees. The increase in pawn fees is driven primarily by improving the quality of our pawn receivable portfolio and optimizing loan-to-value ratios, which has resulted in higher cash yields from the performing loans. Our focus on retail margins is also paying off with 37% retail margins during the quarter versus 35%

in the same prior-year period. Additionally, we continue to see opportunities to drive store level operating efficiencies with same-store operating expenses declining versus the same quarter a year ago.

“We believe that there are also additional opportunities to further expand U.S. operations, as evidenced by the announced acquisitions of 10 stores in Texas in the first quarter and an additional 10 stores in Texas in April. Although the U.S. remains an extremely fragmented market, we are focused on identifying strategic opportunities for tuck-in locations within our existing footprint, especially in states with favorable customer demographics and growing populations.

“Cash flows remain strong, as evidenced by a $40 million reduction in outstanding debt during the quarter even after our investment of $55 million in acquisitions, capital expenditures and store real estate and returning $40 million to shareholders in the form of dividends and share repurchases. Over the trailing twelve months, these numbers are even more impressive with $212 million in store investments and the return of $240 million to shareholders which yields a 151% percent payout ratio.

“With these outstanding first quarter results, we are off to a great start in 2019. We have raised our full year earnings guidance despite additional short-term earnings drags from the front loading of our de novo store openings and additional administrative expenses in Latin America due to the significant acquisition activity over the past twelve months. We believe that we will begin to see even greater profitability growth in the latter part of the year as the de novo stores ramp revenues and we realize cost synergy opportunities in Latin America.

“In summary, we remain extremely optimistic about continued revenue growth, store expansion in multiple markets and further opportunities to improve margins. Coupled with our strong cash flows and commitment to shareholder returns, we believe that we are driving significant shareholder value,” concluded Mr. Wessel, chief executive officer.

About FirstCash

FirstCash is the leading international operator of pawn stores with more than 2,600 retail pawn and consumer lending locations in 24 U.S. states and the District of Columbia and in Latin America, which includes all the states in Mexico and the countries of Guatemala, El Salvador and Colombia. The Company employs approximately 20,000 people between the U.S. and Latin America. FirstCash focuses on serving cash and credit constrained consumers primarily through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 98% of the Company’s revenues are from pawn operations.

FirstCash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments discussed and described in the Company’s 2018 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 5, 2019, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed subsequently by the Company with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2019	2018
Revenue:
Retail merchandise sales	$284,241	$269,841
Pawn loan fees	141,192	129,793
Wholesale scrap jewelry sales	31,710	34,725
Consumer loan and credit services fees	10,461	15,441
Total revenue	467,604	449,800

Cost of revenue:
Cost of retail merchandise sold	179,349	174,497
Cost of wholesale scrap jewelry sold	30,353	32,495
Consumer loan and credit services loss provision	2,103	3,727
Total cost of revenue	211,805	210,719

Net revenue	255,799	239,081

Expenses and other income:
Store operating expenses (1)	146,852	138,348
Administrative expenses	32,154	28,002
Depreciation and amortization	9,874	11,283
Interest expense	8,370	6,198
Interest income	(204)	(981)
Merger and other acquisition expenses	149	239
(Gain) loss on foreign exchange (1)	(239)	213
Total expenses and other income	196,956	183,302

Income before income taxes	58,843	55,779

Provision for income taxes	16,188	14,144

Net income	$42,655	$41,635

Earnings per share:
Basic	$0.98	$0.90
Diluted	$0.98	$0.90

Weighted-average shares outstanding:
Basic	43,518	46,426
Diluted	43,658	46,479

Dividends declared per common share	$0.25	$0.22

(1)
The loss on foreign exchange of $0.2 million for the three months ended March 31, 2018 was reclassified on the consolidated statements of income in order to conform with the presentation for the three months ended March 31, 2019. The loss on foreign exchange was reclassified from store operating expenses and reported separately on the consolidated statements of income.

FIRSTCASH, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,		December 31,
	2019	2018	2018
ASSETS
Cash and cash equivalents	$49,663	$110,408	$71,793
Fees and service charges receivable	43,993	40,022	45,430
Pawn loans	345,200	322,625	362,941
Consumer loans, net	11,017	17,447	15,902
Inventories	257,803	254,298	275,130
Income taxes receivable	1,096	24	1,379
Prepaid expenses and other current assets	9,329	21,575	17,317
Total current assets	718,101	766,399	789,892

Property and equipment, net	276,397	234,126	251,645
Right of use asset (1)	298,167	—	—
Goodwill	932,773	844,516	917,419
Intangible assets, net	87,810	91,764	88,140
Other assets	10,927	54,392	49,238
Deferred tax assets	11,608	12,499	11,640
Total assets	$2,335,783	$2,003,696	$2,107,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$77,363	$88,328	$96,928
Customer deposits	40,055	35,692	35,368
Income taxes payable	7,484	12,266	749
Lease liability, current (1)	84,946	—	—
Total current liabilities	209,848	136,286	133,045

Revolving unsecured credit facility	255,000	83,000	295,000
Senior unsecured notes	296,053	295,400	295,887
Deferred tax liabilities	57,496	49,063	54,854
Lease liability, non-current (1)	188,970	—	—
Other liabilities	—	15,661	11,084
Total liabilities	1,007,367	579,410	789,870

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	493	493	493
Additional paid-in capital	1,225,482	1,220,491	1,224,608
Retained earnings	638,574	525,847	606,810
Accumulated other comprehensive loss	(107,694)	(90,043)	(113,117)
Common stock held in treasury, at cost	(428,439)	(232,502)	(400,690)
Total stockholders’ equity	1,328,416	1,424,286	1,318,104
Total liabilities and stockholders’ equity	$2,335,783	$2,003,696	$2,107,974

(1)
The Company adopted ASC 842 prospectively as of January 1, 2019, using the transition method that required prospective application from the adoption date. As a result of the transition method used, ASC 842 was not applied to periods prior to adoption and the adoption of ASC 842 had no impact on the Company’s comparative prior periods presented.

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•	Latin America operations - Includes all pawn and consumer loan operations in Latin America, which includes operations in Mexico, Guatemala, El Salvador and Colombia.

•	U.S. operations - Includes all pawn and consumer loan operations in the U.S.

The Company provides revenues, cost of revenues, store operating expenses, pre-tax operating income and earning assets by segment. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

Latin America Operations Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The scrap jewelry generated in Latin America is sold and settled in U.S. dollars, and therefore wholesale scrap jewelry sales revenue is not affected by foreign currency translation. A small percentage of the operating and administrative expenses in Latin America are also billed and paid in U.S. dollars, which are not affected by foreign currency translation. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans, inventories and consumer loans, net as well as other earning asset metrics of the Latin America operations segment as of March 31, 2019 as compared to March 31, 2018 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				As of
				March 31,	Increase /
	As of March 31,		Increase /	2019	(Decrease)
	2019	2018	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$111,551	$85,603	30%	$117,708	38%
Inventories	82,567	66,772	24%	87,133	30%
Consumer loans, net (1)	—	363	(100)%	—	(100)%
	$194,118	$152,738	27%	$204,841	34%

Average outstanding pawn loan amount (in ones)	$68	$67	1%	$72	7%

Composition of pawn collateral:
General merchandise	74%	81%
Jewelry	26%	19%
	100%	100%

Composition of inventories:
General merchandise	70%	75%
Jewelry	30%	25%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

(1)	The Company discontinued offering an unsecured consumer loan product in Latin America, effective June 30, 2018.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			March 31,	Increase /
	March 31,		Increase /	2019	(Decrease)
	2019	2018	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$97,426	$83,789	16%	$99,872	19%
Pawn loan fees	43,316	33,551	29%	44,399	32%
Wholesale scrap jewelry sales	8,925	5,268	69%	8,925	69%
Consumer loan fees	—	402	(100)%	—	(100)%
Total revenue	149,667	123,010	22%	153,196	25%

Cost of revenue:
Cost of retail merchandise sold	61,605	53,881	14%	63,154	17%
Cost of wholesale scrap jewelry sold	9,083	4,842	88%	9,306	92%
Consumer loan loss provision	—	83	(100)%	—	(100)%
Total cost of revenue	70,688	58,806	20%	72,460	23%

Net revenue	78,979	64,204	23%	80,736	26%

Segment expenses:
Store operating expenses (1)	42,968	33,965	27%	44,008	30%
Depreciation and amortization	3,305	2,709	22%	3,386	25%
Total segment expenses	46,273	36,674	26%	47,394	29%

Segment pre-tax operating income	$32,706	$27,530	19%	$33,342	21%

(1)
The loss on foreign exchange for the Latin America operations segment of $0.2 million for the three months ended March 31, 2018 was reclassified on the consolidated statements of income in order to conform with the presentation for the three months ended March 31, 2019. The loss on foreign exchange was reclassified from store operating expenses and reported separately on the consolidated statements of income.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

U.S. Operations Segment Results

The following table details earning assets, which consist of pawn loans, inventories and consumer loans, net as well as other earning asset metrics of the U.S. operations segment as of March 31, 2019 as compared to March 31, 2018 (dollars in thousands, except as otherwise noted):

	As of March 31,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$233,649	$237,022	(1)%
Inventories	175,236	187,526	(7)%
Consumer loans, net	11,017	17,084	(36)%
	$419,902	$441,632	(5)%

Average outstanding pawn loan amount (in ones)	$173	$164	5%

Composition of pawn collateral:
General merchandise	34%	34%
Jewelry	66%	66%
	100%	100%

Composition of inventories:
General merchandise	42%	39%
Jewelry	58%	61%
	100%	100%

Percentage of inventory aged greater than one year	4%	5%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 (dollars in thousands):

	Three Months Ended
	March 31,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$186,815	$186,052	—%
Pawn loan fees	97,876	96,242	2%
Wholesale scrap jewelry sales	22,785	29,457	(23)%
Consumer loan and credit services fees	10,461	15,039	(30)%
Total revenue	317,937	326,790	(3)%

Cost of revenue:
Cost of retail merchandise sold	117,744	120,616	(2)%
Cost of wholesale scrap jewelry sold	21,270	27,653	(23)%
Consumer loan and credit services loss provision	2,103	3,644	(42)%
Total cost of revenue	141,117	151,913	(7)%

Net revenue	176,820	174,877	1%

Segment expenses:
Store operating expenses	103,884	104,383	—%
Depreciation and amortization	5,045	5,555	(9)%
Total segment expenses	108,929	109,938	(1)%

Segment pre-tax operating income	$67,891	$64,939	5%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s Latin America operations segment and U.S. operations segment discussed above to consolidated net income (in thousands):

	Three Months Ended
	March 31,
	2019	2018
Consolidated Results of Operations
Segment pre-tax operating income:
Latin America operations segment pre-tax operating income (1)	$32,706	$27,530
U.S. operations segment pre-tax operating income	67,891	64,939
Consolidated segment pre-tax operating income	100,597	92,469

Corporate expenses and other income:
Administrative expenses	32,154	28,002
Depreciation and amortization	1,524	3,019
Interest expense	8,370	6,198
Interest income	(204)	(981)
Merger and other acquisition expenses	149	239
(Gain) loss on foreign exchange (1)	(239)	213
Total corporate expenses and other income	41,754	36,690

Income before income taxes	58,843	55,779

Provision for income taxes	16,188	14,144

Net income	$42,655	$41,635

(1)
The loss on foreign exchange for the Latin America operations segment of $0.2 million for the three months ended March 31, 2018 was reclassified on the consolidated statements of income in order to conform with the presentation for the three months ended March 31, 2019. The loss on foreign exchange was reclassified from store operating expenses and reported separately on the consolidated statements of income.

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following table details store count activity for the three months ended March 31, 2019:

		Consumer
	Pawn	Loan	Total
	Locations (1)	Locations	Locations
Latin America operations segment:
Total locations, beginning of period	1,379	—	1,379
New locations opened	36	—	36
Locations acquired	118	—	118
Locations closed or consolidated	(3)	—	(3)
Total locations, end of period	1,530	—	1,530

U.S. operations segment:
Total locations, beginning of period	1,077	17	1,094
Locations acquired	10	—	10
Locations closed or consolidated	(2)	(2)	(4)
Total locations, end of period	1,085	15	1,100

Total:
Total locations, beginning of period	2,456	17	2,473
New locations opened	36	—	36
Locations acquired	128	—	128
Locations closed or consolidated	(5)	(2)	(7)
Total locations, end of period	2,615	15	2,630

(1)
At March 31, 2019, 261 of the U.S. pawn stores, primarily located in Texas and Ohio, also offered consumer loans and/or credit services primarily as an ancillary product. This compares to 311 U.S. pawn locations which offered such products as of March 31, 2018.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, adjusted pre-tax profit margin, adjusted net income margin, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, constant currency results, return on tangible assets and return on tangible equity as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

The Company has adjusted the applicable financial measures to exclude merger and other acquisition expenses because it generally would not incur such costs and expenses as part of its continuing operations. Merger and other acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates which results in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and to improve comparability of current periods presented with prior periods due to the adoption of ASC 842 on January 1, 2019.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Pre-Tax Profit Margin, Adjusted Net Income Margin, Return on Tangible Assets and Return on Tangible Equity

Management believes the presentation of adjusted net income, adjusted diluted earnings per share, adjusted pre-tax profit margin and adjusted net income margin provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended March 31,
	2019		2018
	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$42,655	$0.98	$41,635	$0.90
Adjustments, net of tax:
Merger and other acquisition expenses	104	—	184	—
Non-cash foreign currency gain related to lease liability	(238)	(0.01)	—	—
Adjusted net income and diluted earnings per share	$42,521	$0.97	$41,819	$0.90

The following table provides a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended March 31,
	2019			2018
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$149	$45	$104	$239	$55	$184
Non-cash foreign currency gain related to lease liability	(340)	(102)	(238)	—	—	—
Total adjustments	$(191)	$(57)	$(134)	$239	$55	$184

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following table provides a calculation of the adjusted pre-tax profit margin and the adjusted net income margin (dollars in thousands):

	Three Months Ended
	March 31,
	2019	2018
Adjusted pre-tax profit margin calculated as follows:
Income before income taxes, as reported	$58,843	$55,779
Merger and other acquisition expenses	149	239
Non-cash foreign currency gain related to lease liability	(340)	—
Adjusted income before income taxes	$58,652	$56,018
Total revenue	$467,604	$449,800
Adjusted pre-tax profit margin	12.5%	12.5%

The following table provides a calculation of return on tangible assets and return on tangible equity (dollars in thousands):

	March 31,
	2019	2018
Return on tangible assets calculated as follows:
Average total assets	$2,114,715	$2,069,216
Adjustments:
Average goodwill	(891,620)	(836,844)
Average intangible assets, net	(89,315)	(96,366)
Average right of use asset	(59,633)	—
Average tangible assets	$1,074,147	$1,136,006
Net income for the trailing twelve months	$154,226	$152,882
Return on tangible assets	14.4%	13.5%

Return on tangible equity calculated as follows:
Average stockholders’ equity	$1,338,516	$1,469,193
Adjustments:
Average goodwill	(891,620)	(836,844)
Average intangible assets, net	(89,315)	(96,366)
Average tangible equity	$357,581	$535,983
Net income for the trailing twelve months	$154,226	$152,882
Return on tangible equity	43.1%	28.5%

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used in the calculation of the net debt ratio as defined in the Company’s senior unsecured notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (dollars in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2019	2018	2019		2018
Net income	$42,655	$41,635		$154,226		$152,882
Income taxes	16,188	14,144		54,147		22,967
Depreciation and amortization	9,874	11,283		41,552		52,273
Interest expense	8,370	6,198		31,345		24,120
Interest income	(204)	(981)		(1,667)		(2,251)
EBITDA	76,883	72,279		279,603		249,991
Adjustments:
Merger and other acquisition expenses	149	239		7,553		8,654
Non-cash foreign currency gain related to lease liability	(340)	—		(340)		—
Asset impairments related to consumer loan operations	—	—		1,514		—
Loss on extinguishment of debt	—	—		—		14,114
Adjusted EBITDA	$76,692	$72,518		$288,330		$272,759

Net debt ratio calculation:
Total debt (outstanding principal)				$555,000		$383,000
Less: cash and cash equivalents				(49,663)		(110,408)
Net debt				$505,337		$272,592
Adjusted EBITDA				$288,330		$272,759
Net debt ratio (net debt divided by adjusted EBITDA)			1.8	:1	1.0	:1

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn and consumer loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and other acquisition expenses paid that management considers to be non-operating in nature.

The Company previously included store real property purchases as a component of purchases of property and equipment. Management considers the store real property purchases to be discretionary in nature and not required to operate or grow its pawn operations. To further enhance transparency of these distinct items, the Company now reports purchases of store real property and purchases of furniture, fixtures, equipment and improvements separately on the consolidated statements of cash flows. As a result, the current definitions of free cash flow and adjusted free cash flow differ from prior period definitions as they now exclude discretionary purchases of store real property and the Company has retrospectively applied the current definitions to prior-period results.

Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Cash flow from operating activities	$71,697	$91,316	$223,810	$247,808
Cash flow from investing activities:
Loan receivables, net of cash repayments	42,216	56,220	(3,879)	29,766
Purchases of furniture, fixtures, equipment and improvements	(9,658)	(5,388)	(39,947)	(25,277)
Free cash flow	104,255	142,148	179,984	252,297
Merger and other acquisition expenses paid, net of tax benefit	104	1,568	5,608	6,425
Adjusted free cash flow	$104,359	$143,716	$185,592	$258,722

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	March 31,
	2019	2018	Unfavorable
Mexican peso / U.S. dollar exchange rate:
End-of-period	19.4	18.3	(6)%
Three months ended	19.2	18.8	(2)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	7.4	(4)%
Three months ended	7.7	7.4	(4)%

Colombian peso / U.S. dollar exchange rate:
End-of-period	3,175	2,780	(14)%
Three months ended	3,137	2,859	(10)%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com